Exhibit 99.1

FOR IMMEDIATE RELEASE

AMVAC CHEMICAL CORPORATION COMPLETES ACQUISITION OF ORTHENE INSECTICIDE PRODUCT LINE

Newport Beach, CA – January 16, 2008 - AMVAC Chemical Corporation, a wholly owned subsidiary of American Vanguard Corporation (NYSE: AVD), announced today that it had closed its purchase transaction with Valent U.S.A. Corporation for the acquisition of the Orthene® insecticide product line.

Eric Wintemute, President and Chief Executive Officer of American Vanguard reiterated the rationale for acquiring these products. “AMVAC’s expertise in the manufacturing and marketing of organophosphate products will facilitate a smooth integration of this product line into our existing operations. Our sales presence in cotton, vegetables, turf & ornamental applications and the professional pest control market offers significant potential for expansion of the Orthene brand. The addition of Orthene further strengthens our portfolio of specialty niche products, which form the highly profitable core of American Vanguard’s successful business model.”

The transfer of ownership includes proprietary formulation information, registration rights, marketing materials, certain intellectual property rights and existing inventories of Orthene.

Orthene is a registered trademark of OMS Investments, Inc.

About Valent

Valent U.S.A. Corporation markets and sells fungicides, herbicides, insecticides, bio-insecticides, insect growth regulators, nematicides, baits and plant growth regulators for the agricultural, horticultural, turf, ornamental, industrial vegetation management and professional pest control markets.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati (212) 836-9611
williamk@amvac-chemical.com		Lcati@equityny.com
Linda Latman (212) 836-9609
Llatman@equityny.com

####